Nicor Inc.

Form 8-K

Exhibit 3.1

Nicor Inc.
Amendment to the
Amended and Restated By-Laws

            SECTION 8.  The independent members of the Board of Directors shall designate an independent Lead Director every two years, commencing with an annual meeting of the stockholders.  For the purpose of this Section 8, the independence of a Director is determined pursuant to the standard of independence established in the Company’s then effective Corporate Governance Guidelines.  The duties and powers of the Lead Director include the following: (i) presiding at all meetings of the Board of Directors at which the Chairman of the Board is not present, including executive sessions of non-management or independent Directors; (ii) serving as liaison between the Chairman of the Board and the independent and non-management Directors; (iii) advising the Chairman of the Board as to the quality, quantity and timeliness of the flow of information from Company management that is necessary for the independent Directors to effectively and responsibly perform their duties; although Company management is responsible for the preparation of materials for the Board of Directors, the Lead Director may specifically request the inclusion of certain material; (iv) approving meeting agendas for the Board of Directors meetings and advising the Chairman of the Board with additional items that might be used in preparation of meeting agendas for the committee meetings; (v) approving the schedule of Board of Directors meetings to assure that there is sufficient time for discussion of all agenda items; (vi) having the authority to call meetings of the independent and non-management Directors; (vii) recommending to the Chairman of the Board the retention of consultants who report directly to the Board of Directors; (viii) assisting the Chairman of the Board and Chief Executive Officer in the recruitment and orientation of new Directors; (ix) being available for consultation and direct communication, if requested by major stockholders; and (x) performing such other duties as the Board of Directors may from time to time delegate to assist in the Board of Directors in the fulfillment of its responsibilities.